Exhibit 99.1

Audience Appoints Alexis Bernard as Chief Technology Officer

MOUNTAIN VIEW, Calif. – May 30, 2013 – Audience®, Inc. (NASDAQ: ADNC), the leader in advanced voice and audio processing for mobile devices, today announced that it has appointed Dr. Alexis Bernard as its new Chief Technology Officer.

In his new role, Dr. Bernard is responsible for overall technology strategy and long range opportunity development, as well as intellectual property strategy.

“Audience has a broad array of exciting opportunities in voice and user interface, as well as a strong track record of exploiting differentiated technologies to build a dynamic, fast growing business,” said Peter Santos, president and chief executive officer, Audience. “Alexis will help the company leverage these assets and drive our technology and strategy processes forward. I am excited to welcome him to the executive team and look forward to the essential contributions he will make to our company’s long-term success.”

Dr. Bernard was most recently vice president of technology strategy and business development at Nokia, where he worked closely with the CTO on technology strategy, portfolio management, open innovation, operational excellence and mobile ecosystem partnerships. Prior to Nokia, he spent 5 years at McKinsey & Company in the firm’s telecom, media and technology practice in New York, consulting with large telecom and semiconductor clients on strategy and operations. Dr. Bernard began his career as a researcher in speech coding and recognition, including more than 4 years in the DSP research and development center of Texas Instruments. Dr. Bernard holds an MSEE from the University of Louvain in Belgium, a PhD electrical engineering from UCLA, and is an inventor on 5 patents in digital communications and speech technology.

For more information on earSmart™ Advanced Voice processors from Audience, please go here.

About Audience

Audience is the leader in advanced voice and audio processing for mobile devices. Its family of earSmart™ intelligent voice processors is based on the processes of human hearing, to suppress background noise and enhance mobile voice quality. Audience’s technology substantially improves the mobile voice experience, while also improving the performance of speech-based services, and enhancing audio quality for multimedia. Audience earSmart™ processors are featured in mobile devices from leading providers in Asia-Pacific, Europe and the U.S. The company is based in Mountain View, California. For more information, see www.audience.com.

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For more information, contact:

Andrew Humber

Audience, Inc.

408-416-7943

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